Exhibit 99.1

April 29, 2025

Franklin Financial Reports First Quarter 2025 Results;

Declares Dividend

(CHAMBERSBURG, PA) Franklin Financial Services Corporation (the Corporation) (NASDAQ: FRAF), the bank holding company of F&M Trust (the Bank) headquartered in Chambersburg, PA, reported its first quarter 2025 financial results. A summary of notable operating results as of or for the quarter ended March 31, 2025 follows:

•	Net income for the first quarter of 2025 was $3.9 million ($0.88 per diluted share) compared to $3.4 million ($0.77 per diluted share) for the first quarter of 2024, an increase of 16.7%.
•	Wealth management fees were $2.2 million for the first quarter of 2025, compared to $2.0 million for the first quarter of 2024.
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For the first quarter of 2025, the provision for credit losses was $779 thousand compared to $500 thousand for the fourth quarter of 2024 and $452 thousand for the first quarter of 2024. The increase in the provision expense was due primarily to loan growth of $57.3 million since year-end 2024.

•	Total assets at March 31, 2025 were $2.257 billion, compared to $2.198 billion at year-end 2024, an increase of 2.7%.
•	Total net loans increased $57.3 million (4.2%) from December 31, 2024.
•	Deposits grew by $51.9 million (2.9%) from prior year-end at a cost of 2.02% for the quarter, compared to a cost of 2.06% for the fourth quarter of 2024.
•

Return on Average Assets (ROA) was 0.72%, Return on Average Equity (ROE) was 10.80% and the Net Interest Margin (NIM) was 3.05% on an annualized basis for the first quarter of 2025, compared to an ROA of 0.67%, ROE of 10.21%, and NIM of 2.88%  for the same period in 2024.

•

On April 10, 2025, the Board of Directors declared a $0.33 per share regular quarterly cash dividend for the second quarter of 2025 to be paid on May 28, 2025, to shareholders of record at the close of business on May 2, 2025.  This represents a 3.1% increase over the dividend for the first quarter of 2025.

Balance Sheet Highlights

Total assets at March 31, 2025 were $2.257 billion, up 2.7% from $2.198 billion at December 31, 2024. Significant changes in the balance sheet from December 31, 2024 to March 31, 2025 include:

•	Debt securities available for sale decreased $13.1 million (2.6%) due primarily to paydowns.

•

Net loans increased $57.3 million (4.2%) over the year-end 2024 balance, primarily from an increase of $39.2 million in commercial real estate loans. At March 31, 2025, commercial real estate loans totaled $842.5 million, with the largest collateral segments being: apartment buildings ($166.6 million), hotels and motels ($100.9 million), and office buildings ($92.7 million), primarily in the Bank's market area of south-central Pennsylvania.

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Total deposits increased $51.9 million (2.9%) from year-end 2024. Money management accounts increased ($57.3 million) and noninterest bearing checking increased $8.6 million. These increases were partially offset by decreases in time deposits and interest-bearing checking accounts. For the first quarter of 2025, the cost of total deposits was 2.02%, compared to 1.70%  for the same period in 2024. On March 31, 2025, the Bank, using FDIC Call Report data, estimated that approximately 89% of its deposits were FDIC insured or collateralized.

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Shareholders' equity increased $6.7 million to $151.4 million at March 31, 2025 from year-end 2024. Retained earnings increased $2.5 million, net of dividends of $1.4 million. The accumulated other comprehensive loss (AOCI) decreased $3.7 million during the first quarter to $31.9 million. On March 31, 2025, the book value of the Corporation's common stock was $33.99 per share and tangible book value (1) was $31.97 per share.  In January 2025, an open market repurchase plan was approved by the Board of Directors to repurchase 150,000 shares over a one-year period. No shares were repurchased in the first quarter of 2025 under the approved plan. The Bank is considered to be well-capitalized under regulatory guidance as of March 31, 2025.

•

Average interest-earning assets for the first quarter of 2025 were $2.108 billion compared to $1.920 billion for the first quarter of 2024, an increase of 9.8%. This increase occurred primarily in the loan portfolio which increased 12.2%, driven by a 14.5% ($103.6 million) increase in commercial real estate loans. Total deposits averaged $1.816 billion for the first quarter of 2025, an increase of $278.1 million (18.1%) over the average balance for the first quarter of 2024.  The yield on earning assets increased from 5.03% for the first quarter of 2024 to 5.25% in the first quarter of 2025, while the cost of interest-bearing liabilities increased from 2.59% to 2.64% over the same period.

Income Statement Highlights

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Net income for the first quarter of 2025 was $3.9 million ($0.88 per diluted share) compared to $487 thousand ($0.11 per diluted share) for the fourth quarter of 2024 (an increase of 705%) and $3.4 million ($0.77 per diluted share) for the first quarter of 2024, an increase of 16.7%.  The results of the fourth quarter of 2024 were affected by a $3.4 million after-tax loss on the sale of investment securities sold as part of partial portfolio restructuring.  Net income for the first quarter of 2025 would have been 1.7% higher than the net income for the fourth quarter of 2024 ($3.9 million) if the security loss was excluded (1).

•

Net interest income was $15.6 million for the first quarter of 2025 compared to $15.1 million for the fourth quarter of 2024 and $13.6 million for the first quarter of 2024. The net interest margin (NIM) was 3.05% for the first quarter of 2025 compared to 2.92% in the prior calendar quarter and 2.88% for the first quarter of 2024.

•

For the first quarter of 2025, the provision for credit losses on loans was $750 thousand compared to $451 thousand for the fourth quarter of 2024 and $490 thousand for the first quarter of 2024. The increased provision for loan loss was necessary due to growth in the loan portfolio. The allowance for credit loss (ACL) ratio for loans was 1.27% on March 31, 2025, compared to 1.26% on December 31, 2024.  For the first quarter of 2025, the provision for credit losses on unfunded commitments was $29 thousand compared to $49 thousand for the fourth quarter of 2024 and a $38 thousand reversal for the first quarter of 2024. The ACL for unfunded commitments was $2.1 million on March 31, 2025, compared to $2.0 million on December 31, 2024.

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Noninterest income totaled $4.6 million for the first quarter of 2025 compared to $288 thousand in the fourth quarter of 2024 which was affected by a $4.3 million pre-tax loss on the sale of securities during the fourth quarter of 2024.   Excluding the effect of the securities loss, noninterest income for the fourth quarter of 2024 would have been $4.6 million. (1)   Compared to the first quarter of 2024, noninterest income increased 8.9% due primarily to an increase in wealth management fees of $189 thousand.

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Noninterest expense for the first quarter of 2025 was $14.6 million compared to $14.3 million for the fourth quarter of 2024 (an increase of 1.7%) and $13.3 million (an increase of 9.7%) for the first quarter of 2024. Contributing to the increase over the fourth quarter of 2024 were increases in data processing costs and FDIC insurance. Compared to the first quarter of 2024, the increase was driven by salary and benefits, data processing and FDIC insurance expense.

•	The effective federal income tax rate was 18.5% for the first quarter of 2025 and 16.1% for the first quarter of 2024.

"Our first quarter results are showing that the work we did in 2023 and 2024, developing the necessary infrastructure to support the strategic growth of the Corporation, and then building loan and deposit balances, growing wealth management assets under management and positioning the balance sheet for success, are showing in the improved financial performance of the Corporation,” said Tim Henry, CEO.  “We are pleased to be able to post strong first quarter results as we continue to work to improve our efficiency and profitability across all areas of the Bank.”

“I retire on May 2nd so this will be my last quarter at the Corporation.  Over the last three months I have had the pleasure to work side by side with Craig Best, our President and incoming CEO, and I am excited for what the Corporation will accomplish going forward under Craig’s seasoned leadership."

(1)	NonGAAP measure. See GAAP versus NonGAAP Presentation that follows.

Additional information on the Corporation is available on our website at: www.franklinfin.com/Presentations.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $2.3 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-three community banking locations in Franklin, Cumberland, Dauphin, Fulton and Huntingdon Counties PA, and Washington County MD. Franklin Financial stock is trading on the Nasdaq Stock Market under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC''). Accordingly, the financial information in this announcement is subject to change.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of I995. Such forward-looking statements refer to a future period or periods, reflecting management's current views as to likely future developments, and use words "may," "will," "expect," "believe," "estimate," "anticipate," or similar terms. Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements. These factors include (but are not limited to) the following: changes in interest rates, changes in the rate of inflation, general economic conditions and their effect on the Corporation and our customers, changes in the Corporation's cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in technology,  the intensification of competition within the Corporation's market area, and other similar factors.

We caution readers not to place undue reliance on these forward-looking statements. They only reflect management's analysis as of this date.  The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

GAAP versus non-GAAP Presentations – The Corporation supplements its traditional GAAP measurements with certain non-GAAP measurements to evaluate its performance and to eliminate the effect of intangible assets.  By eliminating intangible assets (Goodwill), the Corporation believes it presents a measurement that is comparable to companies that have no intangible assets or to companies that have eliminated intangible assets in similar calculations. However, not all companies may use the same calculation method for each measurement. The non-GAAP measurements are not intended to be used as a substitute for the related GAAP measurements. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.  In the event of such a disclosure or release, the Securities and Exchange Commission’s Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The following table shows the calculation of the non-GAAP measurements.

FRANKLIN FINANCIAL SERVICES CORPORATION
Financial Highlights (Unaudited)

Earnings Summary	For the Three Months Ended
(Dollars in thousands, except per share data)	3/31/2025	12/31/2024	3/31/2024

Interest income	$27,058	$26,856	$23,809
Interest expense	11,452	11,760	10,256
Net interest income	15,606	15,096	13,553
Provision for credit losses - loans	750	451	490
Provision for (reversal of) credit losses - unfunded commitments	29	49	(38)
Total provision for credit losses	779	500	452
Noninterest income	4,562	288	4,188
Noninterest expense	14,577	14,335	13,284
Income before income taxes	4,812	549	4,005
Income taxes	890	62	644
Net income	$3,922	$487	$3,361

Diluted earnings per share	$0.88	$0.11	$0.77
Regular cash dividends declared	$0.32	$0.32	$0.32

Balance Sheet Highlights (as of )	3/31/2025	12/31/2024	3/31/2024
Total assets	$2,257,478	$2,197,841	$2,011,614
Debt securities available for sale	495,487	508,604	462,951
Loans, net	1,437,747	1,380,424	1,261,062
Deposits	1,867,577	1,815,647	1,559,312
Other borrowings	200,000	200,000	280,000
Shareholders' equity	151,391	144,716	134,237

Assets Under Management (fair value)
Wealth Management	$1,183,180	$1,169,282	$1,107,611
Held at third party brokers	139,918	139,872	151,465
Total assets under management	$1,323,098	$1,309,154	$1,259,076

	As of or for the Three Months Ended
Performance Ratios	3/31/2025	12/31/2024	3/31/2024
Return on average assets*	0.72%	0.09%	0.67%
Return on average equity*	10.80%	1.32%	10.21%
Dividend payout ratio	36.16%	290.14%	41.62%
Net interest margin*	3.05%	2.92%	2.88%
Net loans recovered (charged-off)/average loans*	0.01%	-0.02%	0.00%
Nonperforming loans / gross loans	0.02%	0.02%	0.04%
Nonperforming assets / total assets	0.01%	0.01%	0.02%
Allowance for credit losses / loans	1.27%	1.26%	1.29%
Book value, per share	$33.99	$32.69	$30.55
Tangible book value (1)	$31.97	$30.65	$28.50
Market value, per share	$35.45	$29.90	$26.20
Market value/book value ratio	104.30%	91.47%	85.76%
Market value/tangible book value ratio	110.90%	97.54%	91.94%
Price/earnings multiple*	10.07	67.95	8.51
Current quarter dividend yield*	3.61%	4.28%	4.89%
* Annualized
(1) Non-GAAP measurement. See GAAP versus Non-GAAP disclosure

GAAP versus non-GAAP Presentations – The Corporation supplements its traditional GAAP measurements with certain non-GAAP measurements to evaluate its performance and to eliminate the effect of intangible assets.  By eliminating intangible assets (Goodwill), the Corporation believes it presents a measurement that is comparable to companies that have no intangible assets or to companies that have eliminated intangible assets in similar calculations. However, not all companies may use the same calculation method for each measurement. The non-GAAP measurements are not intended to be used as a substitute for the related GAAP measurements. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.  In the event of such a disclosure or release, the Securities and Exchange Commission’s Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The following table shows the calculation of the non-GAAP measurements.

Non-GAAP
(Dollars in thousands, except per share)	As of
	March 31, 2025	December 31, 2024	March 31, 2024
Tangible Book Value (per share) (non-GAAP)
Shareholders' equity	$151,391	$144,716	$134,237
Less intangible assets	(9,016)	(9,016)	(9,016)
Tangible book value (non-GAAP)	142,375	135,700	125,221

Shares outstanding (in thousands)	4,454	4,427	4,394

Tangible book value per share (non-GAAP)	$31.97	$30.65	$28.50

	Three Months
	Ended
Summary Results Excluding Securities Losses (non-GAAP)	12/31/24

Securities losses as reported	$(4,267)
Securities losses as reported, net of tax benefit (21%) (non-GAAP)	(3,371)

Noninterest income as reported	288
Plus securities losses	4,267
Noninterest income excluding securities losses (non-GAAP)	$4,555

Net income as reported	487
Plus securities losses, net of tax benefit	3,371
Net income excluding securities losses net of tax benefit (non-GAAP)	$3,858